Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Tyler Akerman, Manager of Investor Relations, (218) 998-7110 or (800) 664-1259

For release:	November 1, 2021	Financial Media
Otter Tail Corporation Announces Third Quarter Earnings and Increases 2021 Earnings Per Share Guidance Driven by Continued Strong Results from Plastics Segment
Board of Directors Declares Quarterly Dividend of $0.39 Per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2021.
SUMMARY
Compared to the quarter ended September 30, 2020:
•Consolidated operating revenues increased 34.2% to $316.3 million.
•Consolidated net income increased 46.8% to $52.8 million primarily driven by strong Plastics segment performance resulting from unique market conditions.
•Diluted earnings per share increased 44.8% to $1.26 per share.
The corporation increases its 2021 diluted earnings per share guidance range to $4.05 to $4.20 reflecting a range of 73% to 79% growth from 2020 reported diluted earnings per share of $2.34.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees, achieved outstanding financial results during the third quarter of 2021,” said President and CEO Chuck MacFarlane. “Our Plastics segment continues its outstanding year as we capitalize on unique industry supply and demand conditions. PVC resin supply constraints began from the extreme cold weather in February which caused resin suppliers to temporarily close various petrochemical plants in the Gulf Coast region and was exacerbated in the third quarter of 2021 from disruptions caused by Hurricane Ida. These supply constraints, along with strong customer demand, have led to low PVC pipe inventories leading to high PVC pipe prices and margins at levels not previously experienced. We expect these supply and demand conditions to persist for the remainder of 2021 and continue during the first half of 2022. We currently expect these conditions to subside beginning in the second half of 2022.
“Electric segment earnings were down from the third quarter 2020 primarily due to increased costs arising from planned major maintenance at Big Stone Plant. Manufacturing segment earnings improved from the third quarter in 2020 primarily as a result of strong horticultural end market performance at T.O. Plastics.
“Otter Tail Power filed its Integrated Resource Plan in September. The requests in the five year action plan include the addition of dual fuel capability at our Astoria Station natural gas plant, the addition of 150 MW of solar generation in 2025 and the commencement of the process to withdraw from our 35 percent ownership in Coyote Station by December 31, 2028. After incorporating the requests from the Integrated Resource Plan, we now anticipate capital expenditures in our Electric segment of nearly $1 billion over the next five years, which will result in a compounded annual growth rate in rate base of 7.2% from the end of 2020 to the end of 2026.
“We continue to make progress on the development of Otter Tail Power’s 49.9 MW Hoot Lake Solar project, which will be constructed on and near the retired Hoot Lake Plant property in Fergus Falls, Minnesota. The project is expected to be completed in 2023 and has received renewable rider eligibility approval in Minnesota. The location of Hoot Lake Solar offers us a unique opportunity to utilize our existing Hoot Lake transmission rights, substation and land. We continue to experience supply chain challenges, including inflationary costs associated with the project.
“Our investments in Hoot Lake Solar, those identified in our Integrated Resource Plan and other capital expenditure plans allow us to improve our customers’ experience, reduce operating and maintenance expenses, reduce emissions and improve reliability and safety. Based on our current dispatch levels of Big Stone Plant and Coyote Station, we are targeting to reduce carbon emissions from our owned generation resources approximately 50 percent from 2005 levels by 2025 and 97 percent by 2050.
“Otter Tail Power received regulatory approval in the third quarter for the addition of a new load with a customer whose business is focused on the delivery of high performance crypto mining and infrastructure solutions to their customers and also engages in direct mining of Ethereum, Bitcoin and other crypto assets. Demand from this new customer is expected to be 100 MW with a high load factor and the ability to significantly curtail the load. We expect this load to be fully on line by the end of the first quarter of 2022.

“In September 2021, the Administrative Law Judge provided recommendations on our Minnesota Rate Case. The recommendations included a revenue decoupling mechanism and return on equity of 9.48% on a 52.5% equity layer. The Minnesota Public Utility Commission is expected to hold deliberations in early November with a written order issued by the end of January 2022. We expect final rates to be implemented by mid-2022.
“Our Manufacturing segment continues to be challenged by labor and recruitment costs as we focus on hiring to meet customer demand. We have made progress on hiring new employees during the quarter after increasing starting wages, off-shift premiums and sign-on incentives. We are focusing on getting these new employees to full productivity. Steel prices remain at historically high levels but lead times have started to improve. We remain focused on managing our steel supply to ensure we continue to receive material on time.
“Our Plastics segment experienced further resin supply constraints in the third quarter due to disruptions caused by Hurricane Ida. Resin shortages and low PVC pipe inventories negatively impacted our volume of pipe sold in the quarter. However, demand for PVC pipe remains strong and sales prices continue to increase because of these conditions and resulted in a record third quarter earnings.
“Our long-term focus remains on executing our growth strategies. For the utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency within our operating and maintenance expenses, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 70 percent of our overall earnings.
“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 30 percent of our earnings over the long term.
“We are increasing our 2021 earnings per share guidance to a range of $4.05 to $4.20 from our previous range announced in August 2021 of $3.50 to $3.65.”
QUARTERLY DIVIDEND
On November 1, 2021 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.39 per share. This dividend is payable December 10, 2021 to shareholders of record on November 15, 2021.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the nine months ended September 30, 2021 was $154.8 million compared with $141.3 million for the nine months ended September 30, 2020.
Investing activities for the nine months ended September 30, 2021 included capital expenditures of $117.3 million compared with $220.6 million for the nine months ended September 30, 2020. The decrease in capital expenditures was primarily related to Astoria Station and our Merricourt wind farm being under construction during 2020, with the capital spend being substantially complete for both projects by year-end 2020.
Financing activities for the nine months ended September 30, 2021 included net proceeds from short-term borrowings of $16.9 million and dividend payments of $48.6 million. The proceeds from short-term borrowings were primarily used to fund construction expenditures and support operating activities. Financing activities for the nine months ended September 30, 2020 included proceeds of $75.0 million from the issuance of long-term debt at Otter Tail Power Company, $42.6 million in net short-term borrowings and $35.2 million from the issuance of common stock. Proceeds from these debt and equity issuances were used to fund construction program expenditures in 2020. We paid $45.1 million in dividends during the nine months ended September 30, 2020.
On September 30, 2021, Otter Tail Corporation entered into a Fourth Amended and Restated Credit Agreement and Otter Tail Power Company entered into a Third Amended and Restated Credit Agreement, amending and restating the previously existing credit agreements to extend the maturity date of each agreement to September 30, 2026. The borrowing capacity and other significant terms of the agreements remained unchanged from the previous credit agreements.
The following table presents the status of the corporation’s lines of credit at September 30, 2021 and December 31, 2020:

		2021			2020
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available

Otter Tail Corporation Credit Agreement	$170,000	$36,624	$—	$133,376	$104,834
Otter Tail Power Company Credit Agreement	170,000	61,233	13,159	95,608	140,068
Total	$340,000	$97,857	$13,159	$228,984	$244,902

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change

Retail Revenues	$96,438	$99,605	$(3,167)	(3.2)%
Transmission Services Revenues	13,300	12,288	1,012	8.2
Wholesale Revenues	6,944	1,500	5,444	362.9
Other Electric Revenues	2,093	1,830	263	14.4
Total Electric Revenues	118,775	115,223	3,552	3.1
Net Income	$22,528	$24,737	$(2,209)	(8.9)%

Retail MWh Sales	1,076,580	1,075,336	1,244	0.1%
Heating Degree Days (HDDs)	3	61	(58)	(95.1)
Cooling Degree Days (CDDs)	463	363	100	27.5

The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended September 30,
	2021	2020

HDDs	5.8%	115.1%
CDDs	132.7%	104.6%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2021 and 2020.

	2021 vs Normal	2021 vs 2020	2020 vs Normal

Effect on Diluted Earnings Per Share	$0.03	$0.02	$0.01

Retail Revenues decreased $3.2 million primarily due to the following:
•The recognition of $2.6 million of Minnesota transmission rider revenue in the third quarter of 2020 resulting from a favorable judicial decision regarding the state jurisdictional treatment of federally approved transmission projects.
•A $1.2 million decrease in fuel recovery revenues largely due to lower purchased power costs and credits provided to retail customers from increased margins on wholesale sales, but partially offset by increased recovery of higher production fuel costs.
•A decrease in revenue from the combination of reduced demand from residential and commercial and industrial customers, exclusive of the impact of weather, net of the effect of a change in customer usage mix.
These decreases in revenue were partially offset by a $1.2 million increase in consumption from the favorable impact of weather in the third quarter of 2021 compared to the same period last year.
Transmission Services Revenues increased $1.0 million primarily due to increased generator interconnection revenues.
Wholesale Revenues increased $5.4 million as a result of a 129.5% increase in wholesale sales volumes and a 101.7% increase in wholesale prices driven by increased fuel costs and market demand for wholesale energy.
Production Fuel costs increased $6.1 million mainly as a result of a 41.4% increase in kwhs generated from our fuel-burning plants due to higher demand and favorable prices for energy in wholesale markets. In addition, increased fuel cost per kwh also contributed to higher production fuel costs in the third quarter of 2021.
Purchased Power costs to serve retail customers decreased $3.6 million primarily due to a 48.9% decrease in the volume of purchased power as our recent capacity additions provide additional generation resources to serve customer demand and market conditions led to operating our existing facilities at higher capacity factors in lieu of purchasing power at higher market prices, but partially offset by an increase in the cost of purchased power per kwh in the third quarter of 2021.

Operating and Maintenance Expense increased $3.6 million mainly due to:
•$1.4 million of Merricourt and Astoria Station operating and maintenance expenses incurred in the third quarter of 2021 as these facilities are now commercially operational.
•$2.1 million of maintenance costs arising from our planned outage at Big Stone plant, which began in the third quarter of 2021 and we expect will be completed in the fourth quarter of the year.
•Other additional expenses include an increase in transmission tariff expense from higher transmission volumes and increased travel costs as business travel recovers from the impact of COVID-19.
These expense increases were partially offset by, among other items, lower operating costs following the closure of Hoot Lake Plant in May 2021 and lower bad debt expense due to improving customer collections as the economic impact of COVID-19 has eased.
Depreciation and Amortization expense increased $2.2 million primarily due to Merricourt and Astoria Station being placed in service in the fourth quarter of 2020 and the first quarter of 2021, respectively.
Interest Charges increased $1.1 million primarily due to additional interest expense from a $40.0 million long-term debt issuance in August 2020, a higher level of short-term debt borrowings outstanding in 2021 and a lower level of capitalized interest due to the completion and placement in service of Astoria Station in the first quarter of 2021.
Other Income decreased $0.8 million driven by lower allowance for equity funds used during construction due to the completion of Astoria Station in the first quarter of 2021.
Income Tax Expense decreased $4.4 million primarily due to earning production tax credits on Merricourt generation in 2021. The tax benefits of these credits are passed through to retail customers in each of our jurisdictions.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change

Operating Revenues	$89,977	$59,849	$30,128	50.3%
Net Income	4,200	3,311	889	26.8

Manufacturing segment revenues and net income increased $30.1 million and $0.9 million, respectively. The increase in revenues was primarily due to a 41.3% increase in material costs at BTD, which is passed through to customers, as steel prices increased significantly from the previous year. Steel prices have increased as steel mill production has not matched customer demand as mill capacity recovers from shutdowns in 2020 resulting from the COVID-19 pandemic. A 4.0% increase in sales volumes and an increase in scrap revenues, primarily due to higher scrap metal prices, also contributed to the increase in operating revenues.
The increase in operating revenues at BTD were largely offset by lower gross profit margins and increased operating costs. Gross profit margins were negatively impacted by lower productivity and increased labor and freight costs. The lower level of productivity during the period was primarily the result of recent increases in headcount and the time required for new employees to achieve peak productivity. The increase in operating expenses in the third quarter of 2021 was the result of increased incentive based compensation and other costs necessary to support higher business volumes.
Segment operating revenues and net income also benefited from increased product pricing and higher levels of horticulture sales at T.O. Plastics, along with increased gross profit margins resulting from higher production volumes.
Plastics Segment

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change

Operating Revenues	$107,542	$60,693	$46,849	77.2%
Net Income	28,410	10,343	18,067	174.7

Plastics segment revenues and net income increased $46.8 million and $18.1 million, respectively. The price per pound of polyvinyl chloride (PVC) pipe sold continued to increase, as it has throughout 2021, increasing 103.6% in the third quarter of 2021 compared to the same period last year and exceeding the 91.7% increase in the cost of PVC resin and other input materials. The increase in sale prices was largely due to the combination of PVC resin supply constraints, which has led to limited PVC pipe inventory, and strong demand for PVC pipe products. Resin supply in the third quarter of 2021 was negatively impacted by disruptions caused by Hurricane Ida in the Gulf Coast region, which compounded supply constraints that began in the first quarter of 2021 as a result of plant shutdowns caused by extreme winter weather. Pounds of pipe sold in the third quarter of 2021 decreased 13.0% from the same period last year, as resin supply constraints limited our production.

Corporate Costs

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change

Losses Before Income Taxes	$3,346	$3,937	$(591)	(15.0)%
Income Tax Benefit	(962)	(1,480)	518	(35.0)
Net Loss	$2,384	$2,457	$(73)	(3.0)%
Our corporate net loss in 2021 was consistent with the same period last year. Quarterly performance based compensation expense in the third quarter of 2021 was lower than the amount recognized in the same period last year. This change was partially offset by a decreased income tax benefit. The decreased income tax benefit was primarily the result of the decrease in losses before income taxes and changes related to non-taxable transactions impacting our estimated annual effective tax rate.
2021 BUSINESS OUTLOOK
We are increasing our 2021 diluted earnings per share guidance range to $4.05 to $4.20 in light of third quarter results and forecasts for the remainder of 2021 driven by expected performance in our Plastics segment. The midpoint of our revised 2021 earnings per share guidance of $4.13 per share reflects a 76% growth rate from 2020 diluted earnings per share of $2.34.
Segment components of our revised 2021 diluted earnings per share guidance range compared with 2020 actual earnings and prior guidance are as follows:

	2020 EPS by Segment	2021 EPS Guidance February 15, 2021		2021 EPS Guidance May 3, 2021		2021 EPS Guidance August 2, 2021		2021 EPS Guidance November 1, 2021
		Low	High	Low	High	Low	High	Low	High

Electric	$1.63	$1.80	$1.83	$1.71	$1.74	$1.71	$1.74	$1.71	$1.74
Manufacturing	0.27	0.28	0.32	0.28	0.32	0.43	0.47	0.43	0.47
Plastics	0.67	0.52	0.56	0.73	0.77	1.64	1.68	2.19	2.23
Corporate	(0.23)	(0.21)	(0.17)	(0.25)	(0.21)	(0.28)	(0.24)	(0.28)	(0.24)
Total	$2.34	$2.39	$2.54	$2.47	$2.62	$3.50	$3.65	$4.05	$4.20
Return on Equity	11.6%	11.1%	11.8%	11.5%	12.2%	16.4%	17.1%	18.4%	19.1%
The following items contribute to our 2021 earnings guidance:
•We continue to maintain our Electric segment guidance from our May 3, 2021 earnings release.
•We continue to maintain our Manufacturing segment guidance from our August 2, 2021 guidance earnings release.
◦Steel lead times have improved somewhat during the third quarter and supply has become less of an issue. Despite these positive indicators, we remain focused on managing our steel supply to ensure we continue to receive material on time. We anticipate elevated steel prices will continue throughout the remainder of 2021 and into 2022. We continue to improve staffing levels to keep up with strong demand and to mitigate the impact of increasing expedited freight costs while maintaining or improving labor efficiencies.
◦Backlog for the manufacturing companies of approximately $90 million for 2021 compared with $59 million one year ago.
•We are increasing our previous 2021 guidance for our Plastics segment as operating margins during the first nine months have been higher than expected driven by unique market conditions. Unexpected PVC resin supply constraints arose from the extreme cold weather in February which caused resin suppliers to temporarily close various petrochemical plants. Supply constraints were further exacerbated in the third quarter due to the impacts from Hurricane Ida, which caused resin suppliers to again enforce force majeure contract provisions. This further contributed to continuing increases in PVC pipe prices and operating margins at levels not previously experienced in the industry. Pounds of pipe sold in 2021 are now expected to be slightly higher than 2020 driven by strong construction and municipal markets. Resin suppliers continued to enforce resin allocations to customers and increase prices for raw materials due to market conditions such as availability constraints related to feedstock supplies for resin and a strong export market that has higher resin prices than the domestic market. We currently expect the current supply and demand dynamics to continue for the remainder of 2021 and into 2022. We currently expect these conditions could moderate during the last half of 2022.
•We continue to maintain our Corporate cost center guidance from our August 2, 2021 earnings release.

CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2020, and anticipated capital expenditures for the period 2021 through 2026, for our Electric segment, which incorporates our latest IRP filing, and non-electric businesses:

(in millions)	2020	2021(1)	2022	2023	2024	2025	2026	Total 2022 - 2026

Electric Segment:
Renewables and Natural Gas Generation		23	30	80	92	92	160	454
Technology and Infrastructure		2	26	30	18	—	—	74
Distribution Plant Replacements		31	37	35	35	35	33	175
Transmission (includes replacements)		27	26	28	24	20	27	125
Other		34	30	29	32	36	23	150
Total Electric Segment	$357	$117	$149	$202	$201	$183	$243	$978
Manufacturing and Plastics Segments	15	36	33	46	31	21	22	153
Total Capital Expenditures	$372	$153	$182	$248	$232	$204	$265	$1,131

Total Electric Utility Average Rate Base	$1,385	$1,570	$1,630	$1,750	$1,860	$1,980	$2,100
Annual Rate Base Growth		13.4%	3.8%	7.4%	6.3%	6.5%	6.1%

(1) Includes actual results for the nine months ended September 30, 2021, and anticipated capital expenditures for the fourth quarter of 2021.
Our capital expenditure plan for the 2021 to 2026 time period includes Electric segment investments in system reliability, wind and solar resources, technology and distribution assets, and transmission assets. Our Electric segment investment plan produces a compounded annual growth rate in rate base of 7.2% from the end of 2020 to the end of 2026 and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments include investments to bring additional capacity to our operations, providing an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 2, 2021, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2021 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2021	2020	2021	2020

Operating Revenues
Electric	$118,775	$115,213	$348,629	$333,213
Product Sales	197,519	120,542	514,983	330,045
Total Operating Revenues	316,294	235,755	863,612	663,258
Operating Expenses
Electric Production Fuel	17,698	11,554	44,576	34,077
Electric Purchased Power	9,878	13,428	40,273	45,940
Electric Operating and Maintenance Expense	36,465	32,845	114,615	106,639
Cost of Products Sold (excluding depreciation)	134,212	86,856	358,767	246,567
Other Nonelectric Expenses	16,224	13,615	45,587	36,277
Depreciation and Amortization	22,815	20,395	68,109	61,230
Electric Property Taxes	4,474	4,333	13,136	12,601
Total Operating Expenses	241,766	183,026	685,063	543,331
Operating Income	74,528	52,729	178,549	119,927
Other Income and Expense
Interest Charges	9,648	8,568	28,601	25,353
Nonservice Cost Components of Postretirement Benefits	505	842	1,511	2,581
Other Income (Expense)	203	1,712	2,095	3,733
Income Before Income Taxes	64,578	45,031	150,532	95,726
Income Tax Expense	11,824	9,097	25,380	18,543
Net Income	$52,754	$35,934	$125,152	$77,183

Weighted-Average Common Shares Outstanding:
Basic	41,504	40,914	41,487	40,548
Diluted	41,869	41,078	41,795	40,733
Earnings Per Share:
Basic	$1.27	$0.88	$3.02	$1.90
Diluted	$1.26	$0.87	$2.99	$1.89

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	September 30, 2021	December 31, 2020

Assets
Current Assets
Cash and Cash Equivalents	$1,272	$1,163
Receivables, net of allowance for credit losses	178,759	113,959
Inventories	114,615	92,165
Regulatory Assets	22,517	21,900
Other Current Assets	17,804	5,645
Total Current Assets	334,967	234,832
Noncurrent Assets
Investments	55,456	51,856
Property, Plant and Equipment, net of accumulated depreciation	2,083,223	2,049,273
Regulatory Assets	158,515	168,395
Intangible Assets, net of accumulated amortization	9,319	10,144
Goodwill	37,572	37,572
Other Noncurrent Assets	34,096	26,282
Total Noncurrent Assets	2,378,181	2,343,522
Total Assets	$2,713,148	$2,578,354

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$97,857	$80,997
Current Maturities of Long-Term Debt	169,962	140,087
Accounts Payable	135,437	130,805
Accrued Salaries and Wages	28,455	26,908
Accrued Taxes	17,972	18,831
Regulatory Liabilities	25,323	16,663
Other Current Liabilities	35,081	22,495
Total Current Liabilities	510,087	436,786
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	101,446	114,055
Other Postretirement Benefits Liability	68,090	67,359
Regulatory Liabilities	230,733	233,973
Deferred Income Taxes	176,502	153,376
Deferred Tax Credits	16,847	17,405
Other Noncurrent Liabilities	62,342	60,002
Total Noncurrent Liabilities and Deferred Credits	655,960	646,170
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	594,619	624,432
Shareholders’ Equity
Common Shares	207,700	207,349
Additional Paid-In Capital	418,568	414,246
Retained Earnings	334,385	257,878
Accumulated Other Comprehensive Loss	(8,171)	(8,507)
Total Shareholders' Equity	952,482	870,966
Total Capitalization	1,547,101	1,495,398
Total Liabilities and Shareholders' Equity	$2,713,148	$2,578,354

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2021	2020

Operating Activities
Net Income	$125,152	$77,183
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	68,109	61,230
Deferred Tax Credits	(558)	(986)
Deferred Income Taxes	18,835	20,353
Change in Deferred Debits and Other Assets	6,166	3,439
Discretionary Contribution to Pension Plan	(10,000)	(11,200)
Change in Noncurrent Liabilities and Deferred Credits	2,662	3,237
Allowance for Equity Funds Used During Construction	(427)	(3,104)
Stock Compensation Expense	6,354	5,282
Other, Net	(3,480)	(176)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(64,800)	(20,025)
Change in Inventories	(22,450)	15,980
Change in Other Current Assets	(12,159)	2,023
Change in Payables and Other Current Liabilities	40,574	(12,063)
Change in Interest and Income Taxes Receivable/Payable	774	103
Net Cash Provided by Operating Activities	154,752	141,276
Investing Activities
Capital Expenditures	(117,312)	(220,630)
Proceeds from Disposal of Noncurrent Assets	5,819	4,617
Cash Used for Investments and Other Assets	(5,591)	(6,372)
Net Cash Used in Investing Activities	(117,084)	(222,385)
Financing Activities
Changes in Checks Written in Excess of Cash	(3,133)	90
Net Short-Term Borrowings	16,860	42,600
Proceeds from Issuance of Common Stock	—	35,219
Common Stock Issuance Expenses	(67)	(465)
Payments for Shares Withheld for Employee Tax Obligations	(1,633)	(2,069)
Proceeds from Issuance of Long-Term Debt	—	75,000
Debt Issuance Expenses	(772)	(369)
Payments for Retirement of Long-Term Debt	(169)	(136)
Dividends Paid	(48,645)	(45,056)
Net Cash (Used in) Provided by Financing Activities	(37,559)	104,814
Net Change in Cash and Cash Equivalents	109	23,705
Cash and Cash Equivalents at Beginning of Period	1,163	21,199
Cash and Cash Equivalents at End of Period	$1,272	$44,904

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020

Operating Revenues
Electric	$118,775	$115,213	$348,629	$333,213
Manufacturing	89,977	59,849	250,085	174,276
Plastics	107,542	60,693	264,898	155,769
Total Operating Revenues	$316,294	$235,755	$863,612	$663,258

Operating Income (Loss)
Electric	$32,386	$37,416	$82,694	$86,932
Manufacturing	5,874	4,745	21,398	12,209
Plastics	38,547	14,123	81,664	28,680
Corporate	(2,279)	(3,555)	(7,207)	(7,894)
Total Operating Income	$74,528	$52,729	$178,549	$119,927

Net Income (Loss)
Electric	$22,528	$24,737	$55,547	$54,225
Manufacturing	4,200	3,311	15,290	8,476
Plastics	28,410	10,343	60,102	20,922
Corporate	(2,384)	(2,457)	(5,787)	(6,440)
Total Net Income	$52,754	$35,934	$125,152	$77,183